Exhibit 4.4
Eli Lilly and Company
5.55% Note due 2037

Certificate No. [___]	CUSIP No. [___] ISIN No. [___]
UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC, OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC, OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
          Eli Lilly and Company, an Indiana corporation (the “Company”), for value received, hereby promises to pay to [Cede & Co., or its registered assigns,] the principal sum of [___] Dollars ($[___]) on March 15, 2037, upon surrender of this Global Note at the office or agency of the Company for such payment in The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum until maturity at the rate of 5.55% per annum, at such office or agency, in like coin or currency, semi-annually on March 15 and September 15 of each year, commencing September 15, 2007, until the date on which payment of said principal sum has been made or duly provided for; provided, however, that if this Note is in the form of a Global Security, then payments of principal or interest on this Note may be made at the Company’s option by wire transfer of immediately available funds to the account specified by the Depositary for this Note; provided further, that if this Note is not in the form of a Global Security, then payments of principal or interest on this Note may be made at the Company’s option by check mailed to the address of the person entitled thereto as such address shall appear in the records of the Security Registrar. Interest on this Note shall accrue on the principal amount thereof from, and including, the most recent date to which interest has been paid or provided for or, if no interest has been paid, from, and including, March 14, 2007, in each case to, but excluding, the next Interest Payment Date or the final maturity date of this Note, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The interest payable hereon on any Interest Payment Date shall be payable to the person in whose name this Note is registered at the close of business on the last day of the calendar month next preceding the month of such Interest Payment Date, except as otherwise provided in the Indenture hereinafter referred to.
          This Note is issued pursuant to, and shall be governed by, that certain Indenture (the “Indenture”), dated as of February 1, 1991, between the Company and Citibank, N.A., as Trustee (the “Trustee”). Capitalized terms used in this Note without definition shall have the respective meanings ascribed to them in the Indenture.
          The provisions of this Note are continued on the reverse hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.
          This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee or a duly authorized Authenticating Agent under the Indenture.
[This Space Intentionally Left Blank]

          In Witness Whereof, Eli Lilly And Company has caused this instrument to be duly signed.
Dated: March 14, 2007

Eli Lilly and Company

By:

Name: Thomas W. Grein
Title: Vice President and Treasurer

Name: James B. Lootens
Title: Secretary and Deputy General Counsel

          This is one of the Securities of the series designated therein issued under the within-mentioned Indenture.

Citibank, N.A., as Trustee

By:

Authorized Officer

REVERSE OF NOTE
          This Note is one of a duly authorized issue of a series of debt securities (the “Securities”) of the Company, designated as its 5.55% Notes due 2037 (the “Notes”). The Notes are initially limited to eight hundred million Dollars ($800,000,000.00) aggregate principal amount, and the Securities, including the Notes, are all issued or to be issued under and pursuant to the Indenture, to which Indenture, and all Board Resolutions as provided therein, reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and Holders of the Notes. The Company may at any time issue additional notes under the Indenture in unlimited amounts having the same terms, and treated, as a single class with the Notes for all purposes under the Indenture, and which shall vote together as one class with respect to the Notes.
          In case an Event of Default shall have occurred and be continuing with respect to this Note, the principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect, and subject to the conditions, provided in the Indenture. The Indenture permits the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding to, on behalf of the Holders of all of the Notes and in the manner and subject to the provisions of the Indenture, waive certain past defaults under the Indenture.
          The Indenture contains provisions permitting the Company and the Trustee, with consent of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Note, or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest, if any, thereon or make the principal thereof or premium, if any, or interest, if any, thereon payable in any currency other than as provided pursuant to the Indenture or this Note, without the consent of the Holders of each Note so affected; or (ii) reduce the aforesaid percentage of Notes the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of all Notes of then outstanding.
          The Notes shall not be entitled to the benefit of any mandatory redemption or sinking fund.
          Upon such notice as specified below and in accordance with the Indenture, the Notes are subject to redemption, in whole or in part, at the election of the Company at any time and from time to time, at a redemption date and at a “redemption price” (as defined in the Indenture) equal to the greater of the following amounts:
(i)	100% of the principal amount of the Notes being redeemed on such redemption date; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on such redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, such redemption date) discounted to such redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below) plus twenty (20) basis points;
plus, in each case, accrued and unpaid interest on such Notes to, but excluding, the redemption date.
          Notwithstanding the foregoing, installments of interest on Notes that are due and payable on each Interest Payment Date falling on or prior to a redemption date will be payable on such Interest Payment Date to the registered Holder(s) as of the close of business on the immediately preceding Regular Record Date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
          The Company shall mail notice of each such redemption at least thirty (30) days but not more than sixty (60) days before the redemption date to each registered Holder of Notes to be redeemed.
          Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.
          “Treasury Rate” means, with respect to any redemption date for any Note, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
          “Comparable Treasury Price” means, with respect to any redemption date for any Note, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains only two (2) such Reference Treasury Dealer Quotations, the average of both such Quotations, or (C) if only one (1) Reference Treasury Dealer Quotation is received, such Quotation.
          “Reference Treasury Dealer” means (A) Credit Suisse Securities (USA) LLC, Deutsch Bank Securities Inc. and J.P. Morgan Securities Inc. (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States

(a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the Company.
          “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third (3rd) business day preceding such redemption date.
          On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption (unless the Company defaults in the payment of the redemption price and accrued and unpaid interest due upon such redemption). On or before the redemption date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the Notes to be redeemed on such date. If fewer than all of the Notes are to be redeemed, then the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a Global Security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a Global Security.
          On or prior to the redemption date of any Note, the Company shall deposit in trust with the Trustee or with any Paying Agent, or if and to the extent that it shall be acting as its own Paying Agent, the Company shall set aside, segregate and hold in trust, funds sufficient to redeem such Note or portion thereof to be redeemed on such date, at the applicable redemption price, together with interest accrued thereon, if any, to, but excluding the redemption date.
          If fewer than all of the Notes are to be redeemed, then the Notes to be redeemed shall be selected by lot by the Depositary, in the case of Notes represented by one or more Global Securities, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by one or more Global Securities.
          No reference herein to the Indenture and no provision of this Note or of the Indenture or of any Board Resolution shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times and places and at the rate and in the coin or currency herein prescribed.
          In no event shall a transfer or exchange of this Note be effected unless the principal amount to be transferred or exchanged is a denomination (an “Authorized Denomination”) of two thousand Dollars ($2,000.00) in principal amount or any integral multiple of one thousand Dollars ($1,000.00) in excess thereof and, in the case of a transfer or exchange of this Note only in part, the principal amount of this Note remaining after giving effect to such transfer or exchange is an Authorized Denomination.
          This Note is transferable by the registered Holder hereof in person or by his attorney duly authorized in writing on the books of the Company at the office or agency to be maintained by the Company for that purpose in The City of New York, but only in the manner, subject to the limitations and upon payment of any tax or governmental charge for which the Company may require reimbursement as provided in the Indenture, and upon surrender and cancellation of this Note. Upon any registration of transfer, a new registered Note or Notes, of Authorized Denomination or Authorized Denominations, and in the same aggregate principal amount, will be issued to the transferee in exchange therefor.
          The Company, the Trustee, any Paying Agent and any Security Registrar may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon as herein provided and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar shall be affected by any notice to the contrary.
          No recourse shall be had for the payment of the principal of or interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto or any Board Resolution, against an incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
          This Note shall be governed by and construed in accordance with the laws of the State of New York.